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                                                                    EXHIBIT 12.1



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                CONAGRA RED MEAT BUSINESS
                                                                       Fiscal Year Ended
                                                  May 28, 2000          May 27, 2001          May 26, 2002
Fixed Charges as Defined:
Allocated Finance Charges                           $  50,185             $  45,868             $  55,239
Interest expense                                          564                 1,333                 1,084
Capitalized interest                                      687                   627                   214
One third of non-cancelable lease rent                  5,128                 6,094                 6,627
                                                    ---------             ---------             ---------
Total fixed charges (A)                                56,564                53,922                63,164

Earnings as Defined:
Pretax Income (loss)                                   57,472               104,247               117,953
Add fixed Charges                                      56,564                53,922                63,163
Less capitalized interest                                (687)                 (627)                 (214)
                                                    ---------             ---------             ---------

Earnings (loss) and fixed charges (B)                 113,349               157,542               180,902

Ratio of earnings to fixed charges (B/A)                 2.00                  2.92                  2.86



                                                                          115 DAYS            SIXTY-SEVEN
                                                 TWENTY-SIX WEEKS           ENDED              DAYS ENDED
                                                  ENDED NOVEMBER        SEPTEMBER 18,           NOVEMBER
                                                     25, 2001               2002                24, 2002
                                                   Predecessor           Predecessor            Successor
Fixed Charges as Defined:
Allocated Finance Charges                           $  26,600             $  13,604             $      --
Interest expense                                          470                   129                13,591
Capitalized interest                                      293                    (3)                   --
One third of non-cancelable lease rent                  3,100                 2,099                 1,049
                                                    ---------             ---------             ---------
Total fixed charges (A)                                30,463                15,829                14,640

Earnings as Defined:
Pretax Income (loss)                                   79,373                28,018                26,436
Add fixed Charges                                      30,463                15,830                14,640
Less capitalized interest                                (293)                    3                    --
                                                    ---------             ---------             ---------

Earnings (loss) and fixed charges (B)               $ 109,543             $  43,851             $  41,076

Ratio of earnings to fixed charges (B/A)                 3.60                  2.77                  2.81